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                          CERTIFICATE OF DESIGNATIONS,

                           PREFERENCES AND RIGHTS OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                         OBJECTIVE COMMUNICATIONS, INC.



    I.       Creation of Series A Convertible Preferred Stock.

             I, Steven A. Rogers, Chief Executive Officer and President of Objective Communications, Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designations, Preferences and Rights (the "Certificate") and do hereby state and certify that, at a meeting duly convened and held on December 9, 1996, pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation, as amended and restated, (the "Charter"), the Board of Directors duly adopted the following resolutions and, by Action by Unanimous Written Consent of the Preferred Stock Committee of the Board (the "Preferred Stock Committee") dated December __, 1996, and pursuant to authority conferred upon the Committee by the Board of Directors of the Corporation (the "Board") pursuant to Section 141(c) of the General Corporation Law of the State of Delaware by resolutions of the Board of Directors adopted at a meeting duly convened and held on December 9, 1996, the Preferred Stock Committee duly adopted the following resolutions:

             1. The Board of Directors on December 9, 1996 adopted the following resolutions authorizing a Preferred Stock Committee of the Board of Directors to act on behalf of the Board of Directors in connection with the issuance of the Preferred Stock:

                 RESOLVED, that the Board of Directors deems it in the best interests of the Corporation to designate a Preferred Stock Committee and to delegate to the Preferred Stock Committee those powers and duties set forth below;

                 RESOLVED, that, pursuant to Section 13 of the Bylaws of the
             Corporation and Section 141(c) of
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             the DGCL, the following directors of the Corporation be and hereby are appointed to serve as the Preferred Stock Committee, each such director to serve in such capacity until his successor has been duly elected and qualified:

             Richard T. Liebhaber
             Steven A. Rogers

                 RESOLVED, that the Preferred Stock Committee may, without any further action by the Board of Directors, from time to time authorize the issuance and sale from time to time of one or more series of Preferred Stock for cash or other property, as shall be determined by the Preferred Stock Committee, subject to the limitations above, and any such Preferred Stock may be sold through agents, through underwriters, through dealers and directly to purchasers, in one or more offerings registered under the Securities Act of 1933, as amended (the "Securities Act"), or in transactions not required to be registered under the Securities Act, all as shall be determined by the Preferred Stock Committee; and such issuance and sale of Preferred Stock, including the issuance and sale from time to time of warrants for such Preferred Stock, common or preferred stock of the Corporation into which any series of Preferred Stock may be convertible or exchangeable (unless the context otherwise requires, when used in these resolutions the term "Preferred Stock" shall also include any warrants related thereto) related to the Preferred Stock be and hereby is authorized and approved;

                 RESOLVED, that the Preferred Stock Committee be and hereby is authorized and empowered to act on behalf and in the stead of the Board of Directors in connection with the issuance of one or more series of the Preferred Stock and any common or preferred stock into which such Preferred Stock may be convertible and exchangeable and, in connection therewith, is hereby authorized, to the fullest extent permitted by the DGCL as it now exists or is hereafter amended, to determine the price at which the Preferred Stock of each such series or class will be sold by the Corporation, to declare dividends payable on the Preferred Stock, to reserve for issuance on the books of the Corporation or





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             otherwise a sufficient number of shares of any common stock or preferred stock of the Corporation into which any series of the Preferred Stock may be convertible or exchangeable and to determine the designation, preferences and privileges, the relative, participating, optional or other special rights, and the qualifications, limitations, and restrictions thereof;

                 RESOLVED, that without limiting the generality of the
             preceding resolution, the Preferred Stock Committee is hereby expressly authorized:

                              (i) to determine whether the Preferred Stock will be issued in one or more class or series and the number of shares of any such class or series;

                              (ii) to fix the dividend rate or rates of such shares and/or the methods of determining dividends and the dates on which dividends shall be payable;

                              (iii) to determine whether dividends of any series or class of Preferred Stock shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

                              (iv)         to determine the conversion or
                     exchange provisions, if any, of the shares of any series or class of the Preferred Stock, including, without limitation, the class or series of capital stock of the Corporation into which such shares shall be convertible or exchangeable;

                              (v) to determine whether the Corporation shall elect to offer warrants for such Preferred Stock representing a fraction (to be determined by the Preferred Stock Committee) of a share of a particular series or class of Preferred Stock, in lieu of offering full shares of such series of Preferred Stock;

                              (vi) to fix the liquidation preference of the shares of any series or class of the Preferred Stock;





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                              (vii)        to determine whether the shares of
                     any series or class of the Preferred Stock shall be subject to redemption, optional or mandatory, or pursuant to a sinking fund, and, if such series shall be subject to redemption, the redemption provisions of such series or class; and

                              (viii) to fix or determine any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions thereof;

                     RESOLVED, that the Preferred Stock Committee be and hereby is authorized and empowered to authorize, approve and take such other action as is deemed advisable in connection with the issuance of one or more series of the Preferred Stock, including, without limitation, the following:

                              (i) selecting the underwriters, dealers and agents, if any, to or through which the Preferred Stock will be offered and sold;

                              (ii) approving the form and substance, and the execution and delivery, of any underwriting agreement, agency agreement, placement agreement or other agreement to be entered into by the Corporation in connection with the issuance and sale of the Preferred Stock, including, without limitation, setting the amount of any underwriters' compensation and any discounts and commissions allowed or paid to dealers or agents; and

                              (iii) appointing a registrar and transfer agent for the registration, transfer and exchange of the Preferred Stock; and

                     RESOLVED, that for each series or class of Preferred Stock a certificate shall be prepared and filed on behalf of the Corporation with the Secretary of State of the State of Delaware pursuant to Section 151 of the General Corporation Law of the State of Delaware (a "Certificate of Designations"), that each such Certificate of Designations be in such form as is approved by action of the Board of Directors or the Preferred





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             Stock Committee; and that the proper officers of the Corporation be and hereby are authorized to execute and file each such Certificate of Designations pursuant to the General Corporation of the State of Delaware.

             2. The Preferred Stock Committee of the Board, pursuant to authority conferred upon the Preferred Stock Committee of the Board of Directors pursuant to Section 141(c) of the General Corporation Law of the State of Delaware and Section 13 of the Bylaws of the Corporation and by resolutions of the Board of Directors set forth above, adopted the following resolutions by unanimous written consent dated December __, 1996:

                     RESOLVED, that, pursuant to the Charter (which authorizes
             2,500,000 shares of preferred stock, par value $.01 per share, none of which shares of preferred stock are presently issued and outstanding), the Bylaws of the Corporation, Section 151 of the DGCL, and resolutions duly adopted by the Board of Directors of the Corporation on December 9, 1996, the Preferred Stock Committee of the Board is authorized, within the limitations and restrictions stated in the Charter and in the resolutions of the Board establishing the Preferred Stock Committee, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, preferences and relative participating, optional, or other special rights, and qualifications, limitations, and restrictions thereof; and

                     RESOLVED, that the Corporation hereby fixes the
             designations and preferences and relative, participating, optional, and other special rights, and qualifications, limitations, and restrictions of the preferred stock consisting of five hundred thousand (500,000) shares to be designated Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), such designations and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions to be as set forth in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Objective Communications, Inc., in the form attached hereto as Exhibit A; and





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                     RESOLVED, that the issuance of the Series A Preferred
             Stock is hereby authorized on the terms and with the provisions herein set forth:


    II.      Provisions Relating to the Series A Preferred Stock.

             1. Rank. The Series A Preferred Stock shall, with respect to rights upon liquidation, winding up or dissolution, rank senior and prior in right to (i) each class of common stock of the Corporation (the "Common Stock"), (ii) any series of preferred stock whether now existing or hereafter created and (iii) any other equity interest (including, without limitation, warrants, stock appreciation rights, phantom stock rights, profit participation rights in debt instruments or other rights with equity features, calls or options exercisable for or convertible into such capital stock or equity interests) in the Corporation that by its terms ranks junior to the Series A Preferred Stock (all of such classes or series of capital stock and other equity interests referred to in Clauses (i), (ii) and (iii) hereof are collectively referred to as "Junior Securities").
    With respect to dividend rights, the Series A Preferred Stock shall rank pari passu with each class of Common Stock of the Corporation, any series of preferred stock hereafter created, and any Junior Securities.

             2. Dividends. (a) The holders of Series A Preferred Stock shall not be entitled to receive cumulative dividends; provided, however, the holders of the Series A Preferred Stock shall be entitled to dividends declared on the Common Stock as though such holders had converted their shares of Series A Preferred Stock into shares of Conversion Stock (as hereinafter defined).

                     (b)      The dividends, if any, referred to in Subsection
    (a) hereof, shall be paid in the manner, form and at such time as dividends are paid on the Common Stock.

                     (c) If at any time the Corporation pays less than the total amount of dividends then declared and payable with respect to the Series A Preferred Stock and required to be paid at such time, such payment shall be distributed ratably among the holders thereof





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    so that the amount of dividends paid per share of the Series A Preferred
    Stock is equal.

                     (d) So long as any shares of Series A Preferred Stock are outstanding, the Corporation will not declare, pay or set apart for payment any dividends (except dividends payable in Common Stock of the Corporation) or make any other distribution on or redeem, purchase or otherwise acquire any Junior Securities and will not permit any Affiliate (using funds of the Company) to redeem, purchase or otherwise acquire for value, any Junior Securities. Notwithstanding the foregoing provisions of this Section 2(d), the Corporation may (i) make payments in respect of fractional shares of Junior Securities and (ii) repurchase, redeem or otherwise acquire for value any Junior Securities from any employee or former employee of the Corporation in connection with the termination of employment by the Corporation or by such employee or former employee, whether by reason of death, disability, retirement or otherwise.

             3. Repurchase. (a) Shares of Series A Preferred Stock shall be entitled to the rights set forth below in this Section 3 (with all references in this Section 3 to a repurchase price per share to be adjusted proportionally in respect of fractional shares, rounded to the nearest cent for each holder or group of affiliated holders).

                     (b) At any time or from time to time on or after the date five (5) years after the Issue Date (as hereinafter defined), or upon the earlier occurrence of a Liquidation Event (as defined in Section 4), a merger pursuant to which the Corporation is not the surviving entity or the sale of all or substantially all of the assets of the Corporation, the holder or holders of at least fifty percent (50%) of the Series A Preferred Stock shall have the right to request the Corporation to purchase all or any portion of the shares of Series A Preferred Stock held by such holder or holders, and upon the exercise of such right, the Corporation shall purchase such shares of Series A Preferred Stock (such rights being referred to as the "Put"). Such holder or holders may exercise the Put by providing the Corporation with notice of the exercise thereof specifying the number of shares of Series A Preferred Stock with respect to which it is exercising the Put (such notice being referred to as a "Request Notice"). The Corporation shall, no later than sixty (60) days





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    after the date of receipt of such Request Notice, redeem all of the shares of Series A Preferred Stock held by such holder and with respect to which the Put has been exercised, paying to the holder or holders of the Series A Preferred Stock exercising the Put an amount in cash for each such share equal to the Repurchase Price (as defined in Subsection (c) hereof).

                     (c) The "Repurchase Price" for each share of Series A Preferred Stock repurchased pursuant to this Section 3 shall be the Liquidation Value (as hereinafter defined) plus all declared but unpaid dividends on such shares from the Issue Date to the date of the Request Notice, calculated as of the relevant time.

                     (d) Upon the surrender of the certificate or certificates representing (or a lost certificate affidavit together with indemnity reasonably satisfactory to the Corporation relating to) the shares of Series A Preferred Stock to be repurchased by the Corporation pursuant to this Section 3 duly endorsed for transfer or accompanied by stock powers duly executed in blank, the applicable Repurchase Price in respect of such shares shall be paid to the order of the person whose name appears on such certificate or certificates in immediately available funds. Each surrendered certificate shall be canceled and retired.

             4. Liquidation. Upon a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, a sale of all or substantially all of the assets of the Corporation (whether in a single transaction or a series of related transactions), or a merger or consolidation (and the Corporation is not the surviving entity) of the Corporation (a "Liquidation Event"), the holders of the Series A Preferred Stock shall be entitled, before any assets of the Corporation shall be distributed among or paid over to the holders of Junior Securities, to receive from the assets of the Corporation available for distribution to stockholders, to be paid in cash by wire transfer of immediately available funds, an amount per share equal to (a) the amount such holders would be entitled to receive had they converted their shares of Series A Preferred Stock into shares of Conversion Stock, immediately prior to such Liquidation Event, in accordance with Section 6 hereof, plus all declared but





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    unpaid dividends on such shares from the Issue Date to the date of the
    Liquidation Event or (b) if the holders of the Series A Preferred Stock would not, upon liquidation, achieve an annual compound internal rate of return of at least thirty percent (30%) (i.e. for each $4.00 invested, a return one (1) year after the Issue Date of $5.20, two (2) years after the Issue Date of $6.76, three (3) years after the Issue Date of $8.79, etc.), the holders shall be entitled to the sum of the amount described in Subsection (a) above, plus the Liquidation Value. For purposes hereof, the term "Liquidation Value" shall mean $4.00 per share. The Liquidation Value shall be proportionally adjusted from time to time to reflect stock dividends, stock splits, recapitalization or any other stock subdivision or combination. If the assets of the Corporation legally available for distribution shall be insufficient to permit the payment in full to the holders of the Series A Preferred Stock of the Liquidation Value, then the entire assets of the Corporation legally available for distribution shall be distributed ratably among such holders and all other classes and series of preferred stock, if any, ranking (as to any such distribution) on a parity with the Series A Preferred Stock.

             5. Voting. (a) Except as otherwise provided by law or by subsection 5(b), the holders of the Series A Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class, with each holder of Common Stock entitled to one (1) vote for each share of Common Stock held by such holder and each holder of Series A Preferred Stock entitled to one (1) vote for each share of Conversion Stock issuable upon conversion of the Series A Preferred Stock held by such holder at the time the vote is taken.

                     (b) At any time as there are shares of Series A Preferred Stock outstanding, the holders of the Series A Preferred Stock shall vote as a separate class in all matters which may adversely affect, in any material respect, the Series A Preferred Stock, including, but not limited to (i) any amendment to the Charter or Bylaws, (ii) the creation of any new series of preferred stock of the Corporation ranking pari passu with or senior to the Series A Preferred Stock, (iii) the issuance of bank loans or debt securities in excess of $500,000, (iv) the declaration and payment of any dividend or distribution or repurchase of any





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    shares of capital stock of the Corporation, (v) any merger, combination, recapitalization, reconsolidation, acquisition or sale of all or substantially all of the assets of the Corporation, and (vi) the issuance of 10% or more of the outstanding capital stock (on a fully diluted basis) of the Corporation in a single transaction (or a series of transactions to related individuals or entities) other than pursuant to a Qualified Public Offering or the Barington Offering (in each case, as defined below).

             6.      Conversion of Series A Preferred Stock into Common Stock.

                     (a)      Conversion Procedure.

                     (i) At any time and from time to time, any holder of Series A Preferred Stock may convert all or any portion of the Series A Preferred Stock, which shall include declared but unpaid dividends on such shares, held by such holder into a number of shares of Conversion Stock computed by multiplying the number of shares to be converted by $4.00 and dividing the result by the Series A Preferred Stock Conversion Price (as defined below) then in effect.

                     (ii) Each conversion of Series A Preferred Stock shall be deemed to have been effected as of the close of business on the date on which notice of election of such conversion is delivered to the Corporation by such holder. Until the certificates representing the shares of Series A Preferred Stock which are being converted have been surrendered and new certificates representing shares of the Conversion Stock shall have been issued by the Corporation, such certificate(s) formerly evidencing the shares of Series A Preferred Stock being converted shall be evidence of the issuance of such shares of Conversion Stock. At such time as such conversion has been effected, the rights of the holder of such Series A Preferred Stock as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.





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                     (iii)    Notwithstanding any other provision hereof,
             if a conversion of shares is to be made in connection with a Public Offering, the conversion of such shares may, at the election of the holder thereof, be conditioned upon the consummation of the Public Offering, in which case such conversion shall not be deemed to be effective until the consummation of the Public Offering.

                     (iv) As soon as practicable after a conversion has been effected in accordance with Clause (ii) above (but in any event within five (5) Business Days in the case of Subparagraph
             (I) below), the Corporation shall deliver to the converting holder:

                              (I)     a certificate or certificates
                     representing, in the aggregate, the number of shares of Conversion Stock issuable by reason of such conversion, in the name or names and in such denomination or denominations as the converting holder has specified; and

                              (II)    a certificate representing any
                     shares of Series A Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                     (v) The issuance of certificates for shares of Conversion Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders of such Series A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of any shares of Series A Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

                     (vi) The Corporation shall not close its books against the transfer of Series A Preferred Stock or of Conversion Stock issued or issuable upon conversion of Series A Preferred Stock in any manner which interferes with the timely conversion





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             of Series A Preferred Stock.  The Corporation shall assist and cooperate with any holder of shares of Series A Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitation, making any filings reasonably required to be made by the Corporation).

                     (vii) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Common Stock issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered by such record holder. Instead of any fractional share of Common Stock otherwise issuable upon conversion of any shares of the Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of current per share fair market value of the Common Stock as determined in good faith by the Board of Directors on such basis as it considers appropriate.

                     (viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Conversion Stock as are issuable upon the conversion of all outstanding Series A Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be





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             immediately delivered by the Corporation upon each such issuance).

             (b)     Conversion Price.

                     (i) The initial "Series A Conversion Price" for the Series A Preferred Stock shall be $4.00 per share.

                     (ii) If and whenever on or after the Issue Date the
             Corporation issues or sells, or in accordance with Section 6(c) is deemed to have issued or sold, any shares of its Common Stock or other instrument or security convertible into or exchangeable for Common Stock for a consideration per share less than the initial or applicable Series A Conversion Price, then forthwith upon such issue or sale the applicable Series A Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying the Series A Conversion Price by a fraction. The fraction shall be determined as follows: (x) the numerator shall be (1) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received or deemed received by the Corporation in accordance with Section 6(c) for the total number of shares of Common Stock issued and sold or deemed issued and sold in accordance with Section 6(c) would purchase at such Series A Conversion Price as in effect immediately prior to such issue and sale, and (y) the denominator shall be the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

             (c) Effect on Conversion Price of Certain Events. For purposes of determining the applicable adjusted Series A Conversion Price under
    Section 6(b), the following shall be applicable:

                     (i) Issuance of Rights or Options. If the Corporation in any manner grants any rights or options to subscribe for or to purchase Common Stock ("Options") or any stock or other securities convertible into or exchangeable for Common Stock ("Convertible Securities"), and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or





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             exchange of such Convertible Securities is less than the Series A
             Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof (such amount is the consideration "deemed received" for purposes of Section 6(b) above), by (b) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. Upon the expiration of any Option or termination of any conversion right of any Convertible Security issuable upon exercise of any Option, the issuance of which resulted in an adjustment of the Series A Conversion Price, if any such Option shall expire or conversion right of any Convertible Security shall terminate and shall not have been exercised or converted, as applicable, the Series A Conversion Price shall be recalculated immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Series A Conversion Price made pursuant to the provisions of this
             Section 6 after the issuance of such Options) had the adjustment of the Series A Conversion Price made upon the issuance of such Options been made on the basis of the issuance of only those Options actually exercised or Convertible Securities issuable upon exercise of such Options actually converted, as





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             applicable.  No further adjustment of the Series A Conversion
             Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                     (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Series A Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof (such amount is the consideration "deemed received" for purposes of Section 6(b) above), by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Upon the termination of any conversion right of any Convertible Security, the issuance of which resulted in an adjustment of the Series A Conversion Price, if any such conversion right of any Convertible Security shall terminate and shall not have been converted, the Series A Conversion Price shall be recalculated immediately upon such termination and effective immediately upon such termination shall be increased to the price it would have been (but reflecting any other adjustments to the Series A Conversion Price made pursuant to the provisions of this Section 6 after the issuance of such Convertible Securities) had the adjustment of the Series A Conversion Price made upon the issuance of such Convertible Securities been made on the basis of the issuance of only those Convertible Securities actually converted. No further adjustment of the Series A Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Series A Conversion Price had been or are to be made pursuant to other provisions of this
             Section 6, no further adjustment of the Series A Conversion Price shall be made by reason of such issue or sale.

                     (iii)         Change in Option Price or Conversion Rate.
             If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time, the Series A Conversion Price in effect at the time of such change shall be readjusted to the Series A Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

                     (iv) No Change in Certain Events. Notwithstanding anything to the contrary in this Section 6, the applicable Series A Conversion Price shall not be reduced in the event of or as a result of (i) the issuance of shares of Common Stock, or options or rights to acquire Common Stock, to employees, directors or consultants pursuant to the Company's existing 1994 Stock Option Plan, its 1996 Stock Incentive Plan or any future stock option plan that may be approved by the Board of Directors in the future, regardless of the price at which such shares, options or rights are issued, (ii) the issuance or exercise of the Warrants, or
             (iii) the exercise of the Bridge Warrants.

             (d) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common

    Stock into a greater number of shares, or if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Series A Conversion Price in effect immediately prior to such subdivision or combination shall be proportionately adjusted.

             (e) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to another Person or other transaction which is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the shares of the Series A Preferred Stock then outstanding) to insure that each of the holders of Series A Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the shares of each class of the Series A Preferred Stock then outstanding) to insure that the provisions of this Section 6 shall thereafter be applicable to the Series A Preferred Stock and to the shares of stock, securities or assets received by each holder upon such Organic Change. The Corporation shall not effect any Organic Change unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the shares of the Series A Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

             (f) Certain Events. If an event not specifically enumerated in this Section 6 occurs which has substantially the same economic effect on the Series A Preferred Stock as those specifically enumerated shall occur, then this Section 6 shall be construed liberally, mutatis mutandis, in order to give the Series A Preferred Stock the benefit of the protections provided under this Section 6. The Corporation's Board of Directors shall make an appropriate adjustment in the Series A Conversion Price so as to protect the rights of the holders of Series A Preferred Stock; provided that no such adjustment shall increase the Series A Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Series A Preferred Stock.

             (g)     Notices.

                     (i) Immediately upon any adjustment of the Series A Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

                     (ii) The Corporation shall give written notice to all holders of Series A Preferred Stock at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                     (iii) The Corporation shall also give written notice to the holders of Series A Preferred Stock at least twenty
             (20) days prior to the date on which any Organic Change shall take place.

             (h) Mandatory Conversion. All of the outstanding shares of Series A Preferred Stock will be automatically converted in accordance with the terms of this Section 6 (i) at the time of the closing of a Qualified Public Offering or the Barington Offering, provided that the shares of Common Stock have then been approved for quotation or listing on the NASDAQ Small-Cap System, the NASDAQ National Market, the NASDAQ Bulletin Board, the American Stock Exchange or the New York Stock Exchange. Any such mandatory conversion shall be effected only at the time of and subject to the closing of the sale of such shares pursuant to such public offering and upon written notice of such mandatory conversion delivered to all holders of Series A Preferred Stock at least three (3) business days prior to such closing.

             7. DEFINITIONS. The following terms have the meanings specified below:

             Affiliate. The term "Affiliate" shall mean (a) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Corporation (or other specified Person) and shall, (b) any Person who is a beneficial owner of at least 10% of the then outstanding voting capital stock (or options, warrants or other securities which, after giving effect to the exercise thereof, would entitle the holder thereof to hold at least 10% of the then outstanding voting capital stock) of the Corporation, (c) any director or officer of the Corporation or Person of which the Corporation shall, directly or indirectly, either beneficially or of record own at least 10% of the then outstanding equity securities of such Person, and (d) in the case of Persons specified above who are individuals, Family Members of such Person; provided, however, that no holder of Series A Preferred Stock nor any of their designated members of the Board of Directors shall be an Affiliate of the Corporation for purposes hereof.

             Barington Offering. The term "Barington Offering" shall mean the currently contemplated initial public offering of Common Stock by the Company for not less than $5.00 per share in an underwriting with Barington Capital as the lead underwriter.

             Board of Directors. The term "Board of Directors" shall mean the Board of Directors of the Corporation.

             Business Day. The term "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New
    York) on which banks are authorized to be open for business in New York
    City.

             Common Stock. The term "Common Stock" shall mean the common stock, par value $.01 per share, of the Corporation.

             Common Stock Deemed Outstanding. The term "Common Stock Deemed Outstanding" shall mean, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock plus the number of shares of Common Stock deemed to be outstanding with respect to Options and Convertible Securities pursuant to Section 6 hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

             Conversion Stock. The term "Conversion Stock" shall mean the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; provided that if there is a change such that the securities issuable upon conversion of the Series A Preferred Stock are issued by an entity other than the Corporation or there is a change in the class of securities so issuable, then the term "Conversion Stock" shall mean shares of the security issuable upon conversion of the Series A Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

             Fair Market Value. The term "Fair Market Value" shall mean the amount which a bona fide willing buyer not Affiliated with the Corporation with access to any necessary financing would pay a willing seller in an arm's-length transaction.

             Family Members. The term "Family Members" shall mean, as applied to any individual, any spouse, child, grandchild, parent, brother or sister thereof or any spouse of any of the foregoing, and each trust created for the benefit of one or more of such Persons (other than any trust administered by an independent trustee) and each custodian of property of one or more such Persons.

             Issue Date.  The term "Issue Date" shall mean December 19, 1996.

             Person. The term "Person" shall mean an individual, corporation, partnership, association, trust, joint venture or unincorporated organization or any government, governmental department or any agency or political subdivision thereof.

             Public Offering. The term "Public Offering" shall mean any offering by the Corporation of its equity securities to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any similar federal statute then in force, other than an offering in connection with an employee benefit plan.

             Qualified Public Offering. The term "Qualified Public Offering" shall mean the consummation of the Corporation's issuance and sale of its Common Stock in a bona fide firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering shall be at least $10,000,000 and a price per share to the public of which is not less than 150% of the initial or applicable Series A Conversion Price (as appropriately adjusted to reflect subsequent stock issuances, stock splits, stock dividends, mergers, combinations, reclassifications, reorganizations, recapitalizations, and similar events) provided, however, that if no shares of Series A Preferred Stock remain outstanding, no per share price limitation shall apply.

             Securities Act. The term "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect from time to time.

             IN WITNESS WHEREOF, Objective Communications, Inc. has caused this Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock to be signed by Steven A. Rogers, its Chief Executive Officer and President, as of the 19th day of December 1996.


                                      OBJECTIVE COMMUNICATIONS, INC.


                                      By:    /s/ STEVEN A. ROGERS
                                         ---------------------------------
                                      Name:  Steven A. Rogers
                                      Title: Chief Executive Officer
                                                and President